Exhibit 10.2

POLICY AGREEMENT

TESCO CORPORATION

Its corporate subsidiaries, affiliates, divisions, successors and assigns

(hereinafter referred to as “Tesco” or collectively as “Company”)

OF THE FIRST PART

-and-

Leduvy Gouvea

(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS

This Agreement is made between the Employee and Tesco Corporation, the parent company, and all subsidiaries and divisions of Tesco, including those currently existing and those formed in the future.

AND

In consideration of the employment or continued employment of the Employee with any such Subsidiary or Division, Employee agrees as follows:

1.	Confidential Information

Company’s records, papers, devices, processes, price lists, methods, business plans and intentions, and commercial and technical information received from suppliers or partners are considered by Company to be proprietary and confidential. Except as is required during the normal course of performing his or her job with the Company, the Employee is prohibited from revealing information concerning such matters (either during or after the Employee’s term of employment) to any party without written authorization from the General Manager of the part of the Company in which he or she is employed. The Employee agrees not to disclose such information to third parties or to use such information for personal financial gain.

2.	Inventions

The Employee shall disclose promptly and fully to the Company all inventions, improvements or discoveries which the Employee makes, conceives, tests or first puts into writing during the term of his or her employment with the Company related to or directly connected with any of the matters which are from time to time the subject of the business or investigations of the Company. The Employee also agrees to, and does hereby assign to the Company whatever right, title and interest that the Employee may have in any such invention or process.

3.	Conflicts of Interest

The Employee agrees not to become involved in any business related situation or circumstance which actually or potentially places his or her private or personal interest in competition with or in opposition to that of the Company. The Employee agrees to seek approval from the General Manager of the part of the Company in which he or she is employed before accepting any secondary employment or undertaking self employment of any sort, and specifically agrees that he or she will not participate in any way in any business which would in the ordinary course have dealings with the Company.

4.	Entertainment and Gifts

The Employee agrees not to accept any entertainment or gift from any supplier of the Company unless such entertainment occurs in the normal course of business or such gifts are of nominal value. The Employee also agrees that if the Employee is required to entertain customers or other business contacts, that gifts or entertainment provided at the Company’s expense be provided only as a matter of generally accepted business practice; be in accordance with applicable law, and be of the kind or sort which would not prove embarrassing to the Company if subject to public disclosure.

5.	Political Contribution

The Company’s financial or other resources shall not be used to make any contribution directly or indirectly to support or oppose any politician or political party. The Employee is at liberty to participate on his or her own time and expense in the political activity of his or her choice.

6.	Equal Opportunity Policy

The Company’s personnel policies and practices shall not discriminate in the hiring or promotion of employees on the basis of race, religious belief, colour, gender, physical disability, mental disability, marital status, age, ancestry or place of origin, family status or source of income and will comply with affirmative action legislation where applicable. The Company recognizes, however, that physical capability is a requirement for certain jobs and it is not discrimination to reject an application for such a job if it is clear that the applicant is physically incapable of performing the work required.

7.	Drugs and Alcohol

The Company’s policy is to protect its Employees and customers in the workplace. As such, the Company prohibits the use, possession, purchase, sale or transportation of illegal drugs, or any other mind controlling substance and/or paraphernalia while the Employee is on the job. The Employee further agrees that he or she will not engage in any business on the Company’s behalf while experiencing the effects, exhibiting signs, or retaining traces in his or her body of the drugs or other substances referred to above.

Properly utilized prescription drugs are exempt from the above-noted policy unless those prescription drugs are capable of affecting the job performance of the Employee. If there is such a potential, the Employee agrees to report the fact that he or she is taking such prescription drugs to his immediate Company supervisor before undertaking any Company work.

The Company prohibits, and the Employee agrees not to utilize, intoxicating beverages during working hours without specific authorization from the Employee’s supervisor. The Employee agrees that he or she will not be present at the Company’s or any customer’s premises or workplace while experiencing impairment from alcohol. The Company prohibits and the Employee agrees not to carry any intoxicating beverage in any Company owned or leased vehicle while on company time. The Company further reserves the right to dismiss the Employee if he is involved in an accident using Company vehicles or Company equipment if that Employee has consumed any alcohol within four hours of the time of the accident. Finally, the Company reserves the right to dismiss any Employee whose job involves the operation of Company vehicles if that Employee has been convicted of impaired driving, even if the conviction arises out of conduct occasioned during the Employee’s time off. The Employee agrees to any such dismissal without further notice or payment in lieu of notice.

8.	Searches and Tests

In order to enforce the drug and alcohol policy, the Company reserves the right at its sole discretion to have reasonable investigations and searches of any Employees or their person, their personal effects conducted by qualified personnel, and to have performed urinalysis and/or blood tests on Employees with respect to conduct occasioned while the Employee is on the Company’s premises, on Company business or at the customer’s workplace or job site. All such searches will be conducted in accordance with regulations in effect in the particular jurisdiction. The Employee consents to the reasonable conduct of such searches.

9.	General

Any violation of any of the policies set forth in this Agreement may subject the responsible individual to reprimand, prohibition, suspension, with or without pay, reduction in salary, demotion or dismissal, at the discretion of Company management depending upon the severity of the violation and the relevant circumstances.

10.	This Agreement is not intended to form the whole of the employment contract between the Company and the Employee, and the Employee hereby consents to be bound by the terms of all policies of general application to employees of the Company.

This Agreement comes into force according to its terms upon execution and in consideration for the continued employment of the Employee by the Company. The Agreement will remain in effect during the Employee’s term of employment.

This Agreement made this 2nd day of February, 2007.

TESCO CORPORATION	EMPLOYEE
Per:

/s/ Julio Quintana	/s/ Leduvy Gouvea
Julio Quintana	Leduvy Gouvea
President and C.E.O.

Witness to Employee’s Signature